Exhibit 10.3

F3 PLATFORM BIOLOGICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1.             Purpose. This Non-Employee Director Compensation Plan (the “Plan”) is intended to attract highly-qualified individuals to serve as Non-Employee Directors of F3 Platform Biologics, Inc. (the “Company”) and to provide Non-Employee Directors with incentives and rewards that motivate superior oversight and protection of the Company’s business.

2.             Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Equity Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Annual Award” means an equity award granted pursuant to Section 6.3 of the Plan.

“Annual Retainer” means the annual fee payable by the Company to a Non-Employee Director with respect to his or her service as a member of the Board.

“Award” means an Annual Award or an Initial Award.

“Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Board Year” means the approximately 12-month period between an annual meeting of the Company’s shareholders at which Board members are elected or appointed and the annual meeting of the Company’s shareholders in the immediately following year.

“Committee” means a standing committee of the Board.

“Committee Chair” means the Non-Employee Director serving as the chair of a Committee.

“Company” means F3 Platform Biologics, Inc., a Delaware corporation, including any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board.

“Equity Incentive Plan” means the F3 Platform Biologics, Inc. 2019 Equity Incentive Plan.

“Grant Date” means, with respect to an Annual Award, the day following the annual meeting of shareholders for the relevant Board Year, and with respect to an Initial Award, the first business day of the month coincident with or next following the date the Non-Employee Director is initially appointed or elected to the Board.

“Initial Award” means an equity award granted pursuant to Section 6.2 of the Plan in connection with a Non-Employee Director’s initial election or appointment to the Board.

“Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any of its subsidiaries or Affiliates.

“Non-Equity Participant” means a Non-Employee Director who is designated as a Non-Equity Participant pursuant to Section 4 of the Plan.

“Plan” means this F3 Platform Biologics, Inc. Non-Employee Director Compensation Plan, as set forth herein, and as amended from time to time.

“Quarterly Payment Dates” has the meaning set forth in Section 5.2 of the Plan.

“Section 409A” means Section 409A of the Code and all authoritative interpretive guidance issued thereunder.

“Separation from Service” means a Non-Employee Director ceasing to be a member of the Board due to a voluntary or involuntary separation from service, for any reason, determined in accordance with Section 409A.

3.             Administration. The Plan shall be administered by the Compensation Committee or, at the Board’s discretion, by the Board. To the extent the Board takes action with respect to the Plan, any reference to the Compensation Committee shall include the Board. The Compensation Committee shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Compensation Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

4.             Eligibility. Each Non-Employee Director shall be eligible to receive the compensation provided hereunder; provided that any Non-Employee Director designated as a Non-Equity Participant on Schedule I, which may be amended from time to time by the Compensation Committee, shall not receive any equity compensation under Section 6 of the Plan for the periods during which he or she is so designated. Directors who are also employees of the Company do not receive additional compensation for service as a director and shall not be eligible to participate in the Plan.

5.             Cash Compensation.

5.1           Annual Retainer. Each Non-Employee Director who is serving on the Board on the day following an annual meeting of shareholders shall receive an Annual Retainer for his or her service on the Board for the Board Year that commences at such meeting. The amount of the Annual Retainer shall be set forth on Schedule I, which may be amended from time to time by the Compensation Committee.

A Non-Employee Director who is appointed or elected to the Board after the annual meeting of shareholders but during the applicable Board Year or who experiences a Separation from Service during the Board Year shall receive a pro-rated portion of the Annual Retainer for the Board Year based on the number of complete months of the Board Year during which the Non-Employee Director serves as a member of the Board, unless otherwise determined by the Compensation Committee.

In addition to the Annual Retainer, the Compensation Committee may establish a retainer for service on a Committee or as a Committee Chair. The amount of the Committee retainers, if any, shall be set forth on Schedule I, which may be amended from time to time by the Compensation Committee.

5.2           Form of Payment of Annual Retainers. Except as otherwise provided herein or on Schedule I, which may be amended from time to time by the Compensation Committee, Annual Retainers shall be paid in cash, in arrears, in approximately equal quarterly installments on the dates established by the Compensation Committee (the “Quarterly Payment Dates”). Any pro-rated portion of any Annual Retainer for any quarter shall be payable on the next regularly scheduled Quarterly Payment Date.

6.             Equity Compensation.

6.1           Source of Shares. All grants of equity awards contemplated by this Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions thereof and only to the extent that Shares remain available for issuance under the Equity Incentive Plan. The terms of the Equity Incentive Plan are incorporated into this Plan with respect to any equity awards paid hereunder. In the event of any inconsistency between the Equity Incentive Plan and this Plan with respect to the equity awards, the terms of the Equity Incentive Plan shall control. The Plan does not constitute a separate source of Shares for the granting of any equity awards hereunder.

6.2           Initial Awards.

(a)             Restricted Stock. In connection with joining the Board, on the Grant Date for Initial Awards, each Non-Employee Director who is not a Non-Equity Participant will receive an Initial Award consisting of a number of shares of Restricted Stock with the value set forth on Schedule I, which may be amended from time to time by the Compensation Committee, calculated by dividing the dollar amount of such value by the Fair Market Value of a Share on the Grant Date, rounded to the nearest whole Share. A Non-Employee Director who is not a Non-Equity Participant and who is appointed or elected to the Board after the annual meeting of shareholders but during the applicable Board Year shall receive a pro-rated portion of the Initial Award based on the number of complete months of the Board Year during which the Non-Employee Director will serve as a member of the Board, unless otherwise determined by the Compensation Committee. The Restricted Stock shall be granted pursuant to the terms of the Equity Incentive Plan and an Award Agreement between the Non-Employee Director and the Company.

(b)             Vesting of Initial Awards. The Restricted Stock shall vest on the third anniversary of the Grant Date. Except as otherwise provided herein, if a Non-Employee Director experiences a Separation from Service before the Restricted Stock vests, then the unvested portion of the Restricted Stock shall be automatically forfeited.

Notwithstanding the foregoing, in the event of a Non-Employee Director’s Separation from Service due to the Non-Employee Director’s death or Disability, the unvested portion of the Non-Employee Director’s Restricted Stock shall immediately vest on the date of the Separation from Service.

Notwithstanding the foregoing, upon the occurrence of a Change in Control, the unvested portion of the Restricted Stock shall immediately vest on the date of the Change in Control.

(c)             Voting and Dividends. A Non-Employee Director, as beneficial owner of Restricted Stock granted to him or her under the Plan, shall have full voting rights with respect to the shares Restricted Stock before and after vesting. Dividends accrued on shares of Restricted Stock before they are vested shall be credited by the Company to an account for the Non-Employee Director and accumulated without interest until the date upon which the underlying shares of Restricted Stock become vested. If shares of Restricted Stock are forfeited, any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Non-Employee Director.

6.3           Annual Awards.

(a)             Restricted Stock. On the Grant Date for Annual Awards, each Non-Employee Director who is not a Non-Equity Participant and who continues as a member of the Board following the annual meeting of shareholders will receive an Annual Award of Restricted Stock with the value set forth on Schedule I, which may be amended from time to time by the Compensation Committee, calculated by dividing such value by the Fair Market Value of a Share on the Grant Date, rounded to the nearest whole Share. The Restricted Stock shall be granted pursuant to the terms of the Equity Incentive Plan and an Award Agreement between the Non-Employee Director and the Company. Notwithstanding the foregoing, any Non-Employee Director who is not a Non-Equity Participant and who first is appointed or elected to the Board at an annual meeting of shareholders will not receive the Annual Award for such Board Year under this Section 6.3 (but will receive the Initial Award pursuant to Section 6.2).

(b)             Vesting of Annual Restricted Stock. The Restricted Stock shall vest on the third anniversary of the Grant Date. Except as otherwise provided herein, if a Non-Employee Director experiences a Separation from Service before the Restricted Stock vests, then the unvested portion of the Restricted Stock shall be automatically forfeited.

Notwithstanding the foregoing, in the event of a Non-Employee Director’s Separation from Service before the Restricted Stock vests due to the Non-Employee Director’s death or Disability, the unvested portion of the Restricted Stock shall immediately vest on the date of the Separation from Service.

Notwithstanding the foregoing, upon the occurrence of a Change in Control, the unvested portion of the Restricted Stock shall immediately vest on the date of the Change in Control.

(c)             Voting and Dividends. A Non-Employee Director, as beneficial owner of Restricted Stock granted to him or her under the Plan, shall have full voting rights with respect to the shares Restricted Stock before and after vesting. Dividends accrued on shares of Restricted Stock before they are vested shall be credited by the Company to an account for the Non-Employee Director and accumulated without interest until the date upon which the underlying shares of Restricted Stock become vested. If shares of Restricted Stock are forfeited, any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Non-Employee Director.

7.             Reimbursement of Expenses. The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties, including reasonable travel and other expenses incurred by the Non-Employee Director to attend Board and Committee meetings. Each Non-Employee Director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.

To the extent that any reimbursement under the Plan provides for a deferral of compensation under Section 409A, (a) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (b) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (c) any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

8.             General Provisions.

8.1             Unfunded Obligations. The amounts to be paid to Non-Employee Directors under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non-Employee Directors shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

8.2             No Right to Continued Board Membership. Neither the Plan nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or a Committee or in any other capacity.

8.3             Nonassignment. Any and all rights of a Non-Employee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.

8.4             Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

8.5             Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof (other than matters covered by the Equity Incentive Plan) and supersedes all prior plans with respect to the subject matter hereof.

8.6             Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.

8.7             Term of Plan. This Plan will remain in effect until it is revised or terminated by further action of the Compensation Committee.

8.8             Termination and Amendment. The Compensation Committee may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Non-Employee Director to receive any amounts accrued or awards granted hereunder prior to the effective date of such amendment or termination.

8.9             Applicable Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

8.10           Section 409A. The Plan is intended to comply with the requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A.

8.11           Withholding. To the extent required by applicable federal, state, local or foreign law, a Non-Employee Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

8.12           Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

8.13           Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

SCHEDULE I

NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE

The following shall be effective July 24, 2019, and shall remain in effect until changed by the Compensation Committee:

Annual Cash Retainer and Annual Award:

Annual Retainer	$8,000
(paid quarterly in arrears on August 1, November 1, February 1, and May 1)

Initial Award – grant date value*	$50,000

Annual Award – grant date value*	$50,000

* Initial Awards and Annual Awards will not be granted to Daniel Courchesne and Viren Grover, who are hereby designated as Non-Equity Participants for purposes of the Plan.